EXHIBIT 10.32
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the day of May, 2024, by and between RCI LLC, a Delaware limited liability company (hereinafter “Company”), and OLIVIER CHAVY (hereafter “Consultant”). The parties wish to reduce their agreements to writing and hereby acknowledge and represent that they each have the authority to bind themselves legally to this document, and the parties agree as follows:

1.Consulting Services: Inasmuch as Company wishes to engage Consultant as a consultant in connection with providing services related to identifying strategic alternatives for RCI with external entities (i.e., banks, consultants, etc.) (hereafter the “Services”), and inasmuch as the Services may be more than de minimis, the parties agree that Consultant will serve as a consultant to Company, providing the Services as Company reasonably requests and will provide such reports or information as may be requested in connection with such assignments.

2.Term: The Services will commence on June 3, 2024 and end on September 30, 2024, unless sooner terminated by written agreement of the parties hereto (the “Term”). The parties may mutually agree to extend the Term of this Agreement on such terms as they agree to in writing.

3.Compensation: Compensation for the Services under this Agreement will be Thirty- Thousand Dollars and zero cents ($30,000.00) per month (the “Fee”). Should this Agreement be terminated sooner than the Term described in Section 2 above, the Fee for the month in which the Agreement is terminated shall be pro-rated and no further Fee will be due thereafter. Consultant will provide to Company a Form W-9 and Company will provide to Consultant a Form 1099 for all Fee payments under this Agreement. In addition to payment of the Fee, Consultant will be entitled to reimbursement of any reasonable and necessary travel and other related out-of-pocket expenses incurred during the Term of this Agreement, provided such expenses are related to providing the Services and supported by appropriate receipts or other documentation. Consultant will invoice Company for travel and other related out-of-pocket expenses within sixty (60) days of when such expenses were incurred. Company shall pay invoices received from Consultant within thirty (30) days of its receipt of such invoice(s).

4.Representations, Covenants, and Warranties of Consultant.
a.Consultant represents and covenants that he has obtained and/or will obtain all permits and licenses necessary to comply with all local, state/provincial and federal laws relating to the Services to be performed under this Agreement.
b.Consultant acknowledges that Company strives to maintain positive community relations. To that end, Consultant will work to preserve and enhance Company’s reputation among the public.
c.Consultant will comply with all applicable laws, rules and regulations necessary for him to comply with the terms, covenants and conditions of this Agreement including all laws regulating the performance of the Services.
d.Consultant has the necessary authority to enter into and execute this Agreement.

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e.There is no pending or threatened litigation against Consultant or any of his principals, owners or officers by any federal, state, provincial or local government regulatory agency or entity. Consultant shall promptly inform COMPANY of any such threatened or actual litigation.
f.By entering into this Agreement, Consultant is not in violation of any other agreement with any third party.
g.Consultant represents and warrants that in carrying out its responsibilities under this Agreement he shall comply with all anti-corruption laws and regulations to which he is subject, including, as applicable, the Unites States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and the UK Bribery Act of 2010 (“Bribery Act”).

5.Representations, Covenants, and Warranties of Company. Company represents, warrants and covenants to Consultant that:

a.It is a limited liability company organized and validly existing under the laws of the state of Delaware.
b.It has obtained corporate authority to enter into this Agreement and the person executing this Agreement on behalf of Company has the necessary authority to sign the Agreement.
c.It will comply with all applicable laws, rules and regulations related to its performance under this Agreement.
d.By entering this Agreement, it is not in violation of any other agreement with any third party.

6.Supplier Code of Conduct: The Company Supplier Code of Conduct (“Code of Conduct”), as it may be amended and revised, is incorporated by reference into and made a substantive part of this Agreement. Consultant agrees to observe, perform and abide at all times by the terms and provisions of the Code of Conduct. Consultant’s failure to observe, perform, or abide by any provision of the Code of Conduct is a substantive breach of this Agreement. Company reserves the right, from time to time, to amend and revise the Code of Conduct in its sole discretion. A copy of the Code of Conduct has been delivered to the Consultant, and Consultant, by signing this Agreement confirms its receipt and agreement to observe the requirements of the Code of Conduct. A copy of the Code of Conduct is available at https://www.travelandleisureco.com/us/en/our-company/suppliers/privacy-compliance. To establish compliance with this paragraph, Company acknowledges and agrees that Consultant shall only be required to check the foregoing website twice annually.

7.Confidentiality of Material: In the course of this engagement, Consultant acknowledges that he will be given access to information regarding the systems, strategies, plans and operations of Company not otherwise publicly available, including, but not limited to, the terms of this Agreement (the "Confidential Material"). Consultant agrees to treat all information and documentation received pursuant to this Agreement as proprietary and confidential. The Parties agree that any and all work produced during the course of providing the Services is owned by Company, not Consultant. Consultant further agrees, during the term of this Agreement, and following its expiration or earlier termination:

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a.Not to use for any purpose any portion of the Confidential Material except in connection with the performance of this engagement.
b.Not to use or disclose the Confidential Material for his own benefit or for the benefit of anyone else besides Company.
c.Not to disclose to any person (which for purposes of this Agreement shall include any natural person, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint stock company, governmental entity or similar entity or organization) any portion of the Confidential Material, without the prior written consent of Company, which may be withheld in its sole discretion.
d.To immediately return to Company any and all copies or originals of Confidential Material upon the termination of this Agreement.

8.Use of Company’s Materials: In the performance of the Services, Consultant acknowledges that he shall not use any of Company’s materials without Company’s prior written consent. Consultant will use only Company’s name and/or trade name and trademark logo colors on approved materials distributed in conjunction with the Services.

9.Information Security: Consultant shall at all times comply with Company’s and its affiliates’ policies and procedures regarding information protection, systems and data security, and privacy, and shall comply with all applicable privacy and data protection laws and regulations. In addition, Consultant shall comply with the Detailed Data Security Specifications document located at https://www.travelandleisureco.com/us/en/our-company/suppliers/privacy- Consultant shall not tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by Company in the course of Company’s business operations, and/or compromise the security of Company’s computer systems and/or networks. Any hardware and/or software provided to Consultant by Company as part of, or in relation to, the Services provided hereunder shall remain Company’s property and must be surrendered by Consultant upon Company’s request and/or when the Services terminate or expire.

10.Independent Contractor: Consultant agrees and acknowledges that it is not and will not claim to be an employee of Company, nor is any employee of Consultant an employee of Company. Rather, Consultant is an independent contractor and is not the legal representative or agent of, nor does he have the power to obligate, Company for any purpose whatsoever. Consultant further acknowledges and agrees that the scope of the engagement hereunder does not include any supervisory responsibilities with respect to Company personnel. Consultant acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on and circumscribed by the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. All taxes, withholding, insurance contributions and the like on amounts paid under this Agreement are Consultant’s responsibility and it will indemnify and hold Company, its affiliates and agents harmless from any judgments, fines, costs, or fees associated with such payments. Company will carry no worker’s compensation insurance or any health or accident insurance to cover Consultant or its employees. Company will not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor

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provide any other contributions or benefits which might be expected in an employer-employee relationship. The consulting arrangement hereunder will not be considered hire and employment by Company for any purpose.

11.Indemnification: For purposes of this Agreement, "Losses" shall mean all losses, liabilities, damages and cost (including taxes), and all related costs and expenses (including reasonable attorneys' fees and disbursements and cost of investigation, litigation and settlement). Consultant agrees to indemnify, defend and hold Company, including its parent companies, subsidiaries, affiliates and their respective officers, directors, employees, agents, successors and permitted assigns thereof (each of the foregoing being hereinafter referred to individually as the "Indemnified Party"), harmless from and against any and all Losses arising out of or in connection with the injury of or damage to any person or real or tangible personal property to the extent such injury or damage is proximately caused by Consultant’s negligence or misconduct in connection with his performance under this Agreement, including but not limited to any claims brought by Consultant’s employees against the Indemnified Party arising out of the performance of Consultant’s services as defined by this Agreement. Consultant understands, acknowledges and agrees that none of his employees or subcontractors are employed by Indemnified Party, and that Consultant is responsible for complying with all applicable wage and hour or employment laws with respect to its employees or subcontractors. Consultant may, at his option, conduct the defense in any such third party action arising as described herein and Company promises fully to cooperate with such defense.

This indemnification shall survive the expiration or termination of this Agreement by either party for any reason.

12.No Conflicts: Consultant represents and warrants to Company that his execution and delivery of this Agreement and his performance in accordance with the terms of this Agreement will not conflict with, be a breach of or constitute a default under any covenant, undertaking, obligation or agreement to which Consultant is a party or by which Consultant is bound.

13.Assignment: Company may assign all of its rights and delegate all of its obligations provided in this Agreement to any subsidiary or any corporation to which it conveys a substantial portion of its assets. Consultant may not assign any portion of his obligations under this Agreement.
14.Breach of Agreement: Consultant agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Consultant or his agents, representatives or employees and that in addition to all other remedies, Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. Nor may the waiver by Company of any breach by any other independent contractor constitute a waiver of the same or similar breach by Consultant.

15.Governing Law and Venue: The Agreement between the Parties shall be enforced in accordance with the laws of the State of Florida. The Parties hereby irrevocably submit to the

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exclusive jurisdiction of the state and federal courts located in Orange County, Florida for any action or proceeding arising out of or relating to this Agreement and the Parties irrevocably agree that all claims in respect to such action or proceeding may be heard or determined by the state or federal courts located in Orange County, Florida. Additionally, the Parties irrevocably waive any objection they may now or hereafter have as to the venue or inconvenient forum in any such suit, action or proceeding arising under this Agreement.

16.Notices: Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto will be in writing and delivered personally or by email and addressed to the parties at their respective addresses set forth below, and the same will be effective (i) upon receipt or refusal if delivered personally, or (ii) upon sending of email provided there is no return of email as undeliverable. A party may change its email address for receipt of notices by service of a notice of such change in accordance herewith. Notices will be addressed as follows:

If to Company:	If to Consultant:
RCI, LLC Attn: Michael D. Brown 6277 Sea Harbor Drive Orlando, FL 32821	Olivier Chavy 504 Jennifer Lane Windermere, Florida 34786
Email: Michael.Brown@travelandleisure.com	Email: Olivier.Chavy2@gmail.com

or to such other address as either party may direct by notice given to the other as hereinabove provided.
17.Termination of Agreement: Both parties may terminate this Agreement at any time and for any reason upon thirty (30) days’ prior written notice to the other Party, provided that Company shall be obligated to pay to Consultant all fees and expenses relating to those Services satisfactorily performed by Consultant prior to such termination. Notwithstanding the foregoing, Company shall have no further liability or obligation whatsoever to Consultant if Company terminates this Agreement due to Consultant’s breach.

18.Entire Agreement: This Agreement represents the entire and integrated agreement between Company and Consultant as to the provision of consultant services described herein and supersedes all prior negotiations, representations or agreements, either written or oral, regarding such consultant services. This Agreement does not supersede the Agreement and General Release dated February 13, 2024 and the 2019 Letter Agreement between the parties. This Agreement may be executed in one or more counterparts each of which shall constitute an original of this Agreement and all of such counterparts shall constitute one instrument. In the event any paragraph or provision of this Agreement is adjudged void, invalid or unenforceable by the court, law or equity, the remaining portions of this Agreement shall nonetheless continue and remain in full force and effect. The Agreement may be amended only by written instrument signed by both Company and Consultant.

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This Agreement entered into as of the day and year first written above:

RCI, LLC    OLIVIER CHAVY
CONSULTANT

BY:    Michael D. Brown President & CEO

/s/ Michael D. Brown                  /s/ Olivier Chavy
SIGNATURE    SIGNATURE

June 4, 2024
DATE    DATE